Exhibit 99.1

Contact:

Rush Enterprises, Inc., San Antonio

Steven L. Keller, 830-302-5226

RUSH ENTERPRISES, INC. REPORTS THIRD QUARTER 2020 RESULTS,

ANNOUNCES $0.14 PER SHARE DIVIDEND

●	Revenues of $1.18 billion, net income of $33.9 million
●	Earnings per diluted share of $0.60
●	Board declares cash dividend of $0.14 per share of Class A and Class B common stock
●	Absorption ratio 119.4%
●	Revenues continue to be negatively impacted by the COVID-19 pandemic and industry downturn, but results improved compared to the second quarter of 2020
●	Previously implemented cost reductions allowed Company to improve profitability

SAN ANTONIO, Texas, October 21, 2020 — Rush Enterprises, Inc. (NASDAQ: RUSHA & RUSHB), which operates the largest network of commercial vehicle dealerships in North America, today announced results for the third quarter ended September 30, 2020.

In the third quarter, the Company achieved revenues of $1.18 billion and net income of $33.9 million, or $0.60 per diluted share, compared with revenues of $1.60 billion and net income of $39.1 million, or $0.70 per diluted share, in the quarter ended September 30, 2019.

As previously announced, on October 12, 2020, Rush Enterprises, Inc. effected a stock split by distributing one additional share of stock for every two shares of Class A common stock and Class B common stock held by shareholders of record as of September 28, 2020. All share and per share amounts in the attached consolidated balance sheets and consolidated statements of income have been adjusted and restated to reflect the stock split as if it occurred on the first day of the earliest period presented.

Additionally, the Company’s Board of Directors declared a cash dividend of $0.14 per share of Class A and Class B common stock, to be paid on December 10, 2020, to all shareholders of record as of November 9, 2020. “We are committed to returning capital to our shareholders and we are pleased to maintain our pre-stock split cash dividend of $0.14 per share. By maintaining our cash dividend on a post-stock split basis, we increased the overall dividend to our shareholders by 50% over the prior quarterly dividend,” said W.M. “Rusty” Rush, Chairman, Chief Executive Officer and President of Rush Enterprises, Inc.

“Although the ongoing COVID-19 pandemic and the previously anticipated industry downturn had a negative impact on our third quarter results, we experienced an improvement in revenues and profitability from the second quarter of 2020, and we are proud of our financial results for the third quarter,” Rush said. “The revenue increase was primarily driven by a significant improvement in truck sales compared to the previous quarter. Strong consumer spending throughout the country significantly increased demand for freight services and spot market rates which resulted in improved Class 8 new truck sales. Further, we implemented robust cost management measures both before and during the pandemic, and we saw the full effect of those measures in the third quarter. These actions helped us to improve profitability and contributed to an absorption ratio of 119.4%, despite significantly reduced parts and service revenues compared to the third quarter of 2019,” he added.

“While many uncertainties remain, we continue to expect that any economic recovery will be gradual. However, we were encouraged by our third quarter results and remain cautiously optimistic that the worst is behind us. We remain focused on navigating this difficult period and monitoring the pandemic and its effects on the economy, our industry, our customers and our employees,” said Rush.

“It is important for me to recognize our dedicated employees across the country, who are helping our nation recover from this crisis by supporting our customers while also working hard to protect the health and safety of those around them,” said Rush.

Our Response to the COVID-19 Pandemic and Its Impact on Our Business and Outlook

“While the COVID-19 pandemic continues to have a significant negative impact on our financial results, increased consumer spending in the third quarter due in part to government stimulus payments increased demand for transportation services. This helped improve our overall financial results compared to the second quarter. Although our third quarter financial results were encouraging, many uncertainties about the pandemic and the economy in general remain, and we continue to believe the pandemic will have a significant effect on our business for the foreseeable future,” said Rush.

Starting in the fourth quarter of 2019 and continuing into the second quarter of 2020, the Company implemented rapid and widespread cost reduction measures to help navigate the challenging conditions brought on by the anticipated industry downturn and unanticipated COVID-19 pandemic. “Our expense reductions were fully implemented in the first half of this year, so our third quarter results reflect a full three months with those measures in place. We remain confident that we are sized appropriately to support our customers while maintaining our financial strength,” Rush said.

“Our balance sheet and cash position remain strong, and with our previously-implemented expense reduction measures, even with the uncertainties that lie ahead, we believe we are well positioned to navigate these challenging times,” said Rush. In recognition of the Company’s confidence, and as previously announced, the Board of Directors of the Company approved lifting the suspension of the previously announced stock repurchase program. In addition, the Board of Directors of the Company has also approved cash dividend payments to stockholders that effectively increases the dividend amount by 50% over the prior quarterly dividend. Lastly, effective October 1, 2020, the Board of Directors of the Company restored the base salaries of all employees whose salaries had been reduced in response to the pandemic, except for Mr. Rush’s salary. Mr. Rush’s salary was reduced by 25% in April of 2020 as part of the Company’s expense reduction efforts related to the COVID-19 pandemic.

Operations

Aftermarket Products and Services
Aftermarket products and services accounted for approximately 66.8% of the Company's total gross profits in the third quarter, with parts, service and collision center revenues totaling $400.3 million, down 12% compared to the third quarter of 2019. The Company achieved a quarterly absorption ratio of 119.4% in the third quarter of 2020.

“Our aftermarket activity remained relatively flat from April through July, but picked up somewhat in August and September, leading to a 6% increase in aftermarket revenues in the third quarter compared to the second quarter. Our service revenues increased by 2.4% over the prior quarter while our parts sales revenues increased by 8.6% over the second quarter. This revenue growth was driven by steady demand from a variety of market segments, particularly refuse, construction and over-the-road customers. Further, employees in all areas of the Company have done a fantastic job managing expenses, which directly contributed not only to our strong absorption ratio, but also to our overall aftermarket success this quarter,” said Rush.

“As we look ahead, uncertainties remain about the pandemic and our country’s economic recovery. Additionally, activity from the energy market remains significantly lower than normal and is not expected to recover any time soon. That said, our aftermarket business has strengthened in the past few months.  Though we expect some seasonal softness through the winter, which is normal for our business, we are cautiously optimistic that consumer ecommerce spending will continue to drive increased freight demand and soften the normal seasonal decline. Regardless, we believe our aftermarket business will continue to recover gradually for the foreseeable future,” said Rush.

Commercial Vehicle Sales

New U.S. Class 8 retail truck sales totaled 52,161 units in the third quarter, down 33% over the same period last year, according to ACT Research. The Company sold 2,584 new Class 8 trucks in the third quarter and accounted for 5.0% of the new U.S. Class 8 truck market. ACT Research forecasts U.S. retail sales for new Class 8 vehicles to be 186,300 units in 2020, a 33.8% decrease compared to 2019. However, ACT Research’s estimate has again increased from the second quarter, when ACT Research estimated annual sales would reach 159,000 units, and the first quarter, when ACT Research’s annual estimate was 127,500 units. ACT Research currently estimates new U.S. Class 8 retail truck sales to be 220,900 in 2021, which represents another increase from its estimates of 171,400 in the second quarter and 162,800 in the first quarter.

“As we expected, our new Class 8 truck sales in the third quarter were down from the same time period in 2019, but encouragingly, we experienced an increase of 38% over the second quarter of 2020. While the industry downturn and the COVID-19 pandemic continue to negatively impact commercial vehicle sales, in the third quarter we continued to see increased quoting activity and sales activity in general, largely from over-the-road customers. With government stimulus payments strengthening consumer spending, freight increased significantly across the country in the third quarter. Spot rates were among the highest in history, which increased demand for new Class 8 trucks. Due to manufacturing shutdowns in the second quarter, the availability of new trucks off the production line was limited, and as a result, stock truck sales increased in the third quarter compared to the second quarter. Our stock truck inventory has declined somewhat, which is consistent with what the industry is experiencing. Due to healthy order intake in the third quarter, we expect our new Class 8 truck sales in the fourth quarter to be similar to our results in the third quarter,” said Rush.

The Company sold 2,941 new Class 4-7 medium-duty commercial vehicles in the third quarter of 2020, accounting for 4.8% of the total U.S. New U.S. Class 4-7 retail sales were 61,134 units in the third quarter of 2020, down 12.6% over the third quarter of 2019. ACT Research forecasts U.S. retail sales for Class 4-7 vehicles to reach 216,100 units in 2020, a 19% decrease over 2019.

“Our second quarter Class 4 through 7 new commercial vehicle sales were impacted by the COVID-19 pandemic, but similar to our Class 8 new truck sales, we experienced a noteworthy increase in unit sales of 26% compared to the second quarter of 2020. This increase was largely driven by landscaping, residential construction, and other small businesses assisted by government stimulus payments and state re-openings. We believe our fourth quarter new medium-duty commercial vehicle sales will be consistent with our third-quarter commercial vehicle sales, and that in general, medium-duty commercial vehicle sales will continue to be directly impacted by the COVID-19 pandemic and uncertainties about the economy,” said Rush.

The Company sold 2,055 used commercial vehicles in the third quarter of 2020, a 10.0% increase compared to the third quarter of 2019. “Production shutdowns earlier this year limited the access to new commercial vehicles available for sale in the third quarter. That, along with healthy freight movement and strong spot rates, resulted in increased demand and improved values for used commercial vehicles. Our used commercial vehicle sales improved in the third quarter, and while we expect some normal seasonal decline, we believe our fourth quarter used commercial vehicle sales will remain solid,” said Rush.

Financial Highlights

In the third quarter of 2020, the Company’s gross revenues totaled $1.18 billion, a 26.3% decrease from gross revenues of $1.60 billion reported for the third quarter of 2019. Net income for the third quarter was $33.9 million, or $0.60 per diluted share, compared to net income of $39.1 million, or $0.70 per diluted share, in the third quarter of 2019.

Parts, service and collision center revenues were $400.3 million in the third quarter of 2020, compared to $454.8 million in the third quarter of 2019. The Company delivered 2,584 new heavy-duty trucks, 2,941 new medium-duty commercial vehicles, 283 new light-duty commercial vehicles and 2,055 used commercial vehicles during the third quarter of 2020, compared to 4,318 new heavy-duty trucks, 4,566 new medium-duty commercial vehicles, 525 new light-duty commercial vehicles and 1,868 used commercial vehicles during the third quarter of 2019.

During the third quarter of 2020, the Company repurchased $2.7 million of its common stock, paid a cash dividend of $5.1 million and ended the quarter with $259.5 million in cash and cash equivalents.

“Our cash position remains strong, and we have demonstrated that we are able to generate cash in a difficult economic environment. We remain confident in our future and our ability to return value to shareholders, as reflected by our recent three-for-two stock split and increased dividend payment,” said Rush.

Conference Call Information

Rush Enterprises will host its quarterly conference call to discuss earnings for the third quarter on Thursday, October 22, 2020, at 10 a.m. Eastern/9 a.m. Central. The call can be heard live by dialing 877-638-4557 (US) or 914-495-8522 (International), Conference ID 3757724 or via the Internet at http://investor.rushenterprises.com/events.cfm.

For those who cannot listen to the live broadcast, the webcast will be available on our website at the above link until January 10, 2021. Listen to the audio replay until October 29, 2020, by dialing 855-859-2056 (US) or 404-537-3406 (International) and entering the Conference ID 3757724.

About Rush Enterprises, Inc.

Rush Enterprises, Inc. is the premier solutions provider to the commercial vehicle industry. The Company owns and operates Rush Truck Centers, the largest network of commercial vehicle dealerships in North America, with more than 100 dealership locations in 22 states. These vehicle centers, strategically located in high traffic areas on or near major highways throughout the United States, represent truck and bus manufacturers, including Peterbilt, International, Hino, Isuzu, Ford, FUSO, IC Bus and Blue Bird. They offer an integrated approach to meeting customer needs — from sales of new and used vehicles to aftermarket parts, service and collision center operations plus financing, insurance, leasing and rental. Rush Enterprises' operations also provide vehicle upfitting, CNG fuel systems and vehicle telematics products. Additional information about Rush Enterprises’ products and services is available at www.rushenterprises.com. Follow our news on Twitter at @rushtruckcenter and on Facebook at facebook.com/rushtruckcenters.

Certain statements contained in this release, including those concerning current and projected market conditions, sales forecasts, market share forecasts, demand for the Company’s services, the effects the COVID-19 pandemic may have on our business and financial results, including future issuances of cash dividends and future repurchases of the Company’s common stock, are “forward-looking” statements (as such term is defined in the Private Securities Litigation Reform Act of 1995). Such forward-looking statements only speak as of the date of this release and the Company assumes no obligation to update the information included in this release. Because such statements include risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements. Important factors that could cause actual results to differ materially from those expressed or implied by such forward-looking statements include, but are not limited to, competitive factors, general U.S. economic conditions, economic conditions in the new and used commercial vehicle markets, customer relations, relationships with vendors, the interest rate environment, governmental regulation and supervision, product introductions and acceptance, changes in industry practices, the duration and severity of the COVID-19 pandemic and governmental mandates in connection therewith, one-time events and other factors described herein and in filings made by the Company with the Securities and Exchange Commission, including in our annual report on Form 10-K for the fiscal year ended December 31, 2019 and our quarterly report on Form 10-Q for the quarter ended March 31, 2020. In addition, the declaration and payment of cash dividends and authorization of future share repurchase programs remains at the sole discretion of the Company’s Board of Directors and the issuance of future dividends and authorization of future share repurchase programs will depend upon the Company’s financial results, cash requirements, future prospects, applicable law and other factors that may be deemed relevant by the Company’s Board of Directors. Although we believe that these forward-looking statements are based on reasonable assumptions, there are many factors that could affect our actual business and financial results and could cause actual results to differ materially from those in the forward-looking statements. All future written and oral forward-looking statements by us or persons acting on our behalf are expressly qualified in their entirety by the cautionary statements contained or referred to above. Except for our ongoing obligations to disclose material information as required by the federal securities laws, we do not have any obligations or intention to release publicly any revisions to any forward-looking statements to reflect events or circumstances in the future or to reflect the occurrence of unanticipated events.

-Tables and Additional Information to Follow-

RUSH ENTERPRISES, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(In Thousands, Except Shares and Per Share Amounts)

	September 30,	December 31,
	2020	2019
	(unaudited)
Assets
Current assets:
Cash and cash equivalents	$259,543	$181,620
Accounts receivable, net of allowance	155,677	183,704
Inventories, net	937,878	1,326,080
Prepaid expenses and other	13,315	20,728
Assets held for sale	–	419
Total current assets	1,366,413	1,712,551
Property and equipment, net	1,227,275	1,279,931
Operating lease right-of-use assets, net	57,535	57,197
Goodwill, net	292,142	292,142
Other assets, net	67,324	65,508
Total assets	$3,010,689	$3,407,329

Liabilities and shareholders’ equity
Current liabilities:
Floor plan notes payable	$613,700	$996,336
Current maturities of long-term debt	179,450	189,265
Current maturities of finance lease obligations	23,940	22,892
Current maturities of operating lease obligations	9,986	10,114
Trade accounts payable	109,982	133,697
Customer deposits	36,584	42,695
Accrued expenses	115,621	112,390
Total current liabilities	1,089,263	1,507,389
Long-term debt, net of current maturities	385,408	438,413
Finance lease obligations, net of current maturities	85,268	69,478
Operating lease obligations, net of current maturities	48,212	47,555
Other long-term liabilities	22,765	20,704
Deferred income taxes, net	152,700	164,297
Shareholders’ equity:
Preferred stock, par value $.01 per share; 1,000,000 shares authorized; 0 shares outstanding in 2020 and 2019	–	–
Common stock, par value $.01 per share; 60,000,000 Class A shares and 20,000,000 Class B shares authorized; 42,208,299 Class A shares and 12,518,877 Class B shares outstanding in 2020; and 41,930,472 Class A shares and 12,360,729 Class B shares outstanding in 2019	547	465
Additional paid-in capital	428,823	397,267
Treasury stock, at cost: 24,892 Class B shares in 2020 and 7,583,674 Class A shares and 7,959,511 Class B shares in 2019	(723)	(304,129)
Retained earnings	798,606	1,065,553
Accumulated other comprehensive (loss) income	(180)	337
Total shareholders’ equity	1,227,073	1,159,493
Total liabilities and shareholders’ equity	$3,010,689	$3,407,329

RUSH ENTERPRISES, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

(In Thousands, Except Per Share Amounts)

(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2020	2019	2020	2019

Revenues
New and used commercial vehicle sales	$711,754	$1,070,868	$2,060,370	$2,933,952
Parts and service sales	400,260	454,785	1,205,791	1,341,305
Lease and rental	57,913	62,949	175,984	183,973
Finance and insurance	5,633	5,863	15,060	18,874
Other	3,008	4,800	10,538	14,039
Total revenue	1,178,568	1,599,265	3,467,743	4,492,143
Cost of products sold
New and used commercial vehicle sales	658,192	997,946	1,908,225	2,717,484
Parts and service sales	258,379	284,328	766,990	830,153
Lease and rental	49,545	52,223	153,244	153,316
Total cost of products sold	966,116	1,334,497	2,828,459	3,700,953
Gross profit	212,452	264,768	639,284	791,190
Selling, general and administrative expense	155,487	192,482	496,756	573,644
Depreciation and amortization expense	14,423	14,033	43,269	40,552
Gain (loss) on sale of assets	326	70	1,807	(12)
Operating income	42,868	58,323	101,066	176,982
Other income	2,113	1,577	5,074	2,316
Interest expense, net	1,053	7,690	8,031	23,120
Income before taxes	43,928	52,210	98,109	156,178
Provision for income taxes	9,989	13,106	24,247	38,349
Net income	$33,939	$39,104	$73,862	$117,829

Earnings per common share
Basic	$0.62	$0.71	$1.35	$2.14
Diluted	$0.60	$0.70	$1.32	$2.09

Weighted average shares outstanding
Basic	55,033	54,817	54,734	55,116
Diluted	56,443	56,026	55,929	56,438

Dividends declared per common share	$0.14	$0.13	$0.40	$0.37

This press release and the attached financial tables contain certain non-GAAP financial measures as defined under SEC rules, such as Adjusted net income, Adjusted total debt, Adjusted net (cash) debt, EBITDA, Adjusted EBITDA, Free cash flow, Adjusted free cash flow and Adjusted invested capital, which exclude certain items disclosed in the attached financial tables. The Company provides reconciliations of these measures to the most directly comparable GAAP measures.

Management believes the presentation of these non-GAAP financial measures provides useful information about the results of operations of the Company for the current and past periods. Management believes that investors should have the same information available to them that management uses to assess the Company’s operating performance and capital structure. These non-GAAP financial measures should not be considered in isolation or as a substitute for the most comparable GAAP financial measures. Investors are cautioned that non-GAAP financial measures utilized by the Company may not be comparable to similarly titled non-GAAP financial measures used by other companies.

	Three Months Ended
Vehicle Sales Revenue (in thousands)	September 30, 2020	September 30, 2019
New heavy-duty vehicles	$370,786	$605,675
New medium-duty vehicles (including bus sales revenue)	247,467	357,005
New light-duty vehicles	12,077	21,538
Used vehicles	76,176	80,405
Other vehicles	5,248	6,245

Absorption Ratio	119.4%	120.0%

Absorption Ratio

Management uses several performance metrics to evaluate the performance of its commercial vehicle dealerships and considers Rush Truck Centers’ “absorption ratio” to be of critical importance. Absorption ratio is calculated by dividing the gross profit from the parts, service and collision center departments by the overhead expenses of all of a dealership’s departments, except for the selling expenses of the new and used commercial vehicle departments and carrying costs of new and used commercial vehicle inventory. When 100% absorption is achieved, then gross profit from the sale of a commercial vehicle, after sales commissions and inventory carrying costs, directly impacts operating profit.

Debt Analysis (in thousands)	September 30, 2020	September 30, 2019
Floor plan notes payable	$613,700	$1,051,241
Current maturities of long-term debt	179,450	158,722
Current maturities of finance lease obligations	23,940	20,995
Long-term debt, net of current maturities	385,408	462,646
Finance lease obligations, net of current maturities	85,268	57,077
Total Debt (GAAP)	1,287,766	1,750,681
Adjustments:
Debt related to lease & rental fleet	(616,998)	(639,138)
Floor plan notes payable	(613,700)	(1,051,241)
Adjusted Total Debt (Non-GAAP)	57,068	60,302
Adjustment:
Cash and cash equivalents	(259,543)	(86,117)
Adjusted Net Debt (Cash) (Non-GAAP)	$(202,475)	$(25,815)

Management uses “Adjusted Total Debt” to reflect the Company’s estimated financial obligations less debt related to lease and rental fleet (L&RFD) and floor plan notes payable (FPNP), and “Adjusted Net (Cash) Debt” to present the amount of Adjusted Total Debt net of cash and cash equivalents on the Company’s balance sheet. The FPNP is used to finance the Company’s new and used inventory, with its principal balance changing daily as vehicles are purchased and sold and the sale proceeds are used to repay the notes. Consequently, in managing the business, management views the FPNP as interest bearing accounts payable, representing the cost of acquiring the vehicle that is then repaid when the vehicle is sold, as the Company’s credit agreements require it to repay loans used to purchase vehicles when such vehicles are sold. The Company’s lease & rental fleet are fully financed and are either (i) leased to customers under long-term lease arrangements or (ii), to a lesser extent, dedicated to the Company’s rental business. In both cases, the lease and rental payments received fully cover the capital costs of the lease & rental fleet (i.e., the interest expense on the borrowings used to acquire the vehicles and the depreciation expense associated with the vehicles), plus a profit margin for the Company. The Company believes excluding the FPNP and L&RFD from the Company’s total debt for this purpose provides management with supplemental information regarding the Company’s capital structure and leverage profile and assists investors in performing analysis that is consistent with financial models developed by Company management and research analysts. “Adjusted Total Debt” and “Adjusted Net (Cash) Debt” are both non-GAAP financial measures and should be considered in addition to, and not as a substitute for, the Company’s debt obligations, as reported in the Company’s consolidated balance sheet in accordance with U.S. GAAP. Additionally, these non-GAAP measures may vary among companies and may not be comparable to similarly titled non-GAAP measures used by other companies.

	Twelve Months Ended
EBITDA (in thousands)	September 30, 2020	September 30, 2019
Net Income (GAAP)	$97,616	$164,798
Provision for income taxes	33,838	53,353
Interest expense	13,718	29,534
Depreciation and amortization	58,089	53,646
(Gain) loss on sale of assets	(1,717)	(126)
EBITDA (Non-GAAP)	201,544	301,205
Adjustments:
Interest expense associated with FPNP	(12,949)	(28,174)
Adjusted EBITDA (Non-GAAP)	$188,595	$273,031

The Company presents EBITDA and Adjusted EBITDA, for the twelve months ended each period presented, as additional information about its operating results. The presentation of Adjusted EBITDA that excludes the addition of interest expense associated with FPNP to EBITDA is consistent with management’s presentation of Adjusted Total Debt, in each case reflecting management’s view of interest expense associated with the FPNP as an operating expense of the Company, and to provide management with supplemental information regarding operating results and to assist investors in performing analysis that is consistent with financial models developed by management and research analyst. “EBITDA” and “Adjusted EBITDA” are both non-GAAP financial measures and should be considered in addition to, and not as a substitute for, net income of the Company, as reported in the Company’s consolidated statements of income in accordance with U.S. GAAP. Additionally, these non-GAAP measures may vary among companies and may not be comparable to similarly titled non-GAAP measures used by other companies.

	Twelve Months Ended
Free Cash Flow (in thousands)	September 30, 2020	September 30, 2019
Net cash (used in) provided by operations (GAAP)	$790,120	$233,962
Acquisition of property and equipment	(170,737)	(292,634)
Free cash flow (Non-GAAP)	619,383	(58,672)
Adjustments:
(Payments) draws on floor plan financing, net	(362,781)	85,697
Proceeds from L&RFD	119,053	203,573
Principal payments on L&RFD	(178,193)	(169,339)
Non-maintenance capital expenditures	20,232	55,696
Adjusted Free Cash Flow (Non-GAAP)	$217,694	$116,955

“Free Cash Flow” and “Adjusted Free Cash Flow” are key financial measures of the Company’s ability to generate cash from operating its business. Free Cash Flow is calculated by subtracting the acquisition of property and equipment included in the Cash flows from investing activities from Net cash provided by (used in) operating activities. For purposes of deriving Adjusted Free Cash Flow from the Company’s operating cash flow, Company management makes the following adjustments: (i) adds back draws (or subtracts payments) on the floor plan financing that are included in Cash flows from financing activities as their purpose is to finance the vehicle inventory that is included in Cash flows from operating activities; (ii) adds back proceeds from notes payable related specifically to the financing of the lease and rental fleet that are reflected in Cash flows from financing activities; (iii) subtracts draws on floor plan financing, net and proceeds from L&RFD related to business acquisition assets that are included in Cash flows from investing activities; (iv) subtracts principal payments on notes payable related specifically to the financing of the lease and rental fleet that are included in Cash flows from financing activities; and (v) adds back non-maintenance capital expenditures that are for growth and expansion (i.e. building of new dealership facilities) that are not considered necessary to maintain the current level of cash generated by the business. “Free Cash Flow” and “Adjusted Free Cash Flow” are both presented so that investors have the same financial data that management uses in evaluating the Company’s cash flows from operating activities. “Free Cash Flow” and “Adjusted Free Cash Flow” are both non-GAAP financial measures and should be considered in addition to, and not as a substitute for, net cash provided by (used in) operations of the Company, as reported in the Company’s consolidated statement of cash flows in accordance with U.S. GAAP. Additionally, these non-GAAP measures may vary among companies and may not be comparable to similarly titled non-GAAP measures used by other companies.

Invested Capital (in thousands)	September 30, 2020	September 30, 2019
Total Shareholders' equity (GAAP)	$1,227,073	$1,137,253
Adjusted net debt (cash) (Non-GAAP)	(202,475)	(25,815)
Adjusted Invested Capital (Non-GAAP)	$1,024,598	$1,111,438

“Adjusted Invested Capital” is a key financial measure used by the Company to calculate its return on invested capital. For purposes of this analysis, management excludes L&RFD, FPNP, and cash and cash equivalents, for the reasons provided in the debt analysis above and uses Adjusted Net Debt in the calculation. The Company believes this approach provides management a more accurate picture of the Company’s leverage profile and capital structure and assists investors in performing analysis that is consistent with financial models developed by Company management and research analysts. “Adjusted Net (Cash) Debt” and “Adjusted Invested Capital” are both non-GAAP financial measures. Additionally, these non-GAAP measures may vary among companies and may not be comparable to similarly titled non-GAAP measures used by other companies.